EXHIBIT 99.(p)(2)


[LOGO] US BANCORP
Asset Management











                       U.S. BANCORP ASSET MANAGEMENT, INC.

                                 CODE OF ETHICS











                                            APPROVED BY THE FIRST AMERICAN FUNDS
                                            BOARD OF DIRECTORS FEBRUARY 16, 2005

                                TABLE OF CONTENTS

INTRODUCTION..................................................................1
PERSONAL SECURITIES TRANSACTIONS..............................................2
   A.    Who Is Covered by this Section?......................................4
   B.    Which Securities and Accounts Are Covered?...........................4
   C.    What Types of Transactions Require Reporting but not
         Pre-clearing?........................................................6
   D.    What Are the Restrictions on Trading Shares of the First
         American Funds?......................................................7
   E.    What Are Blackout Periods?...........................................7
   F.    Are There any Restrictions on Short-Term Trading?....................7
   G.    Are There Any Prohibitions for Personal Trading in
         Small-Mid Cap Stocks?................................................8
   H.    What Reports and Disclosures Do ACCESS PERSONS Need to Make?.........8
INSIDER TRADING POLICY AND PROCEDURES........................................10
   A.    Insider Trading Is Prohibited.......................................10
   B.    USBAM "Information Barriers" Procedures.............................11
   C.    Quarterly Certification.............................................11
OTHER CONFLICTS OF INTEREST..................................................11
   A.    May I Provide Investment Advice to Others?..........................11
   B.    May I Serve as a Director of Another Company?.......................12
   C.    When May I Disclose Confidential Information?.......................12
   D.    May I Give or Receive Gifts?........................................12
   E.    May I Make Political and Charitable Contributions?..................13
ENFORCEMENT OF THE CODE AND SANCTIONS........................................13
GLOSSARY.....................................................................14
EXHIBIT 1....................................................................18
   ACKNOWLEDGMENT AND AGREEMENT TO COMPLY....................................18
EXHIBIT 2....................................................................19
    CODE OF ETHICS CONTACT LIST .............................................19


















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INTRODUCTION

         WHY DO WE NEED THE CODE OF ETHICS?
         ----------------------------------

         As an investment adviser, client and fund shareholder trust is our most valuable asset. Our success largely depends on the degree of trust our clients and fund investors bestow upon us. All of us at U.S. Bancorp Asset Management, Inc., are responsible for maintaining that trust, and must conduct ourselves in the very highest ethics standards. We must always place the interests of clients and fund shareholders ahead of our own and avoid actual and apparent conflicts of interest. It is not enough for us to simply comply with the letter of the law. We must observe exemplary standards of honesty and integrity above and beyond the minimal legal requirements. To that end, we have adopted this Code of Ethics to help guide our conduct when the interests of our clients may not be aligned with our individual interests or the interests of USBAM. In particular, this Code deals with:

         o        Our commitment to honest and ethical conduct;
         o        Individual accountability;
         o        Personal securities transactions;
         o        Trading on inside or confidential information;
         o        Safeguarding client and fund confidential information;
         o        Giving and receiving gifts;
         o        Outside professional opportunities; and
         o Adherence to the laws, rules, and regulations that govern our business.

         This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield you from liability for personal trading or other conduct that violates a fiduciary duty to clients and shareholders. Violations of this Code and federal securities laws may result in sanctions, fines, suspension and/or termination of employment, SEC administrative actions, and in some cases civil or criminal penalties.

         This Code is an expression of our commitment to an ethical work place and is an integral element of the control environment required under federal law. If you are aware of any violation or suspected violation of the Code, you must promptly report it to the Compliance Department. You may also report it to the CEO, General Counsel or any other officer of USBAM. The officers of USBAM and the FUNDS are required to report any violation or suspected violation to the Chief Compliance Officer. It is a violation of the Code to retaliate against or harass, in any manner, any person who reports any violation or suspected violation of the Code. In addition to this Code, you are subject to U.S. Bank's Code of Ethics and may be subject to the Code of Ethics Conduct adopted by the First American Funds (the "FUNDS"). Copies of these Codes may be obtained from the Compliance Department. While these codes of conduct are designed to address differing business environments and legal obligations, they are all designed to promote honest and ethical conduct. IF YOU BELIEVE THAT THESE OR OTHER CODES OF CONDUCT IMPOSE

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CONFLICTING OBLIGATIONS ON YOU, YOU SHOULD CONTACT THE COMPLIANCE DEPARTMENT
IMMEDIATELY.

         The Code applies to all USBAM   --------------------------------------
employees, and you must certify          This Code applies to temporary or
annually that you have received a copy   contract workers and consultants whose
of the Code, that you have been in       assignments exceed four weeks or whose
compliance, and that you will continue   cumulative assignments exceed eight
to comply with its terms. However,       weeks over a twelve-month period.
Personal Securities Transactions         --------------------------------------
section of the Code applies to you
ONLY if you are an ACCESS PERSON.

         This Code is divided into five sections:

                  (1) Personal transactions in securities and related financial instruments by ACCESS PERSONS.

                  (2) Access to and the use of confidential and non-public information when trading for client or personal accounts.

                  (3) Safeguarding client and fund confidential information.

                  (4) Other types of conduct that may impact or appear to impact our objectivity in dealing with our clients, suppliers, and business partners; and

                  (5) Sanctions for violation of the Code.

IF YOU HAVE ANY QUESTIONS ABOUT USBAM's POLICIES ON PERSONAL SECURITIES TRANSACTIONS, INSIDER TRADING, CONFLICTS OF INTEREST OR ANY OTHER ASPECT OF THE CODE, PLEASE REFER TO THE CONTACT LIST (EXHIBIT 2).

PERSONAL SECURITIES TRANSACTIONS

Buying and selling SECURITIES for accounts in which you have a BENEFICIAL INTEREST may conflict (or appear to conflict) with the interests of our clients for many reasons, including buying or
selling a SECURITY close in time to a    --------------------------------------
client transaction, or buying or         Typically, you have a BENEFICIAL
selling a SECURITY for yourself          INTEREST in accounts maintained in
instead of our clients. This section     your own name, joint accounts and
of the Code establishes rules for        accounts of your spouse or registered
minimizing and managing these            domestic partner, dependents, and
conflicts.                               other immediate family members sharing
                                         the same household. IF YOU HAVE ANY
In the sections that follow, we will     DOUBT ABOUT THE STATUS OF ANY ACCOUNT,
explain whether you (including your      PLEASE CONTACT THE COMPLIANCE
immediate family and possible others     DEPARTMENT.
who are closely connected to you, see    --------------------------------------
"BENEFICIAL INTEREST") are covered by

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these personal transaction rules and describe the types of accounts, SECURITIES, and transactions that are subject to these rules. If you are covered by these rules and are involved in a covered transaction you must take the following steps:

         1.       Annually, you must     --------------------------------------
                  disclose to USBAM      Many of these rules use complex,
                  each account (other    technically defined terms. To make
                  than bank checking     these rules easier to understand, we
                  or other deposit       have capitalized defined terms and
                  account) that you      included a hyperlink to the definition
                  maintain for           if you need more detail. Printed
                  holding, buying or     versions of the Code include a table
                  selling SECURITIES     of defined terms.
                  and related            --------------------------------------
                  financial
                  instruments.           --------------------------------------
                                         SECURITIES include exchange- and
         2.       Annually, you must     OTC-traded instruments, as well as
                  disclose to USBAM      financial futures, derivatives and
                  all of your personal   other related instruments. See
                  holdings in            Glossary.
                  SECURITIES and         --------------------------------------
                  related financial
                  instruments.

         3. Quarterly, you must disclose to USBAM all of you transactions in SECURITIES and related financial instruments.

         4. Before buying or selling any covered SECURITY, you may be required to pre-clear that purchase or sale.

         5. Following each purchase or sale of a SECURITY, your broker-dealer (or other agent) must send to USBAM a duplicate confirmation of the terms of the transaction.

There are certain times when you may not buy or sell for your own account, and there are certain types of transactions that you may not enter into. Detailed information on these restrictions is provided below.

In addition, to streamline our monitoring process, USBAM requires you (and accounts in which you hold SECURITIES) to effect transactions through accounts maintained at:

         o        E*Trade;

         o        Fidelity Investments;

         o        Merrill Lynch;

         o        Piper Jaffray;

         o        Schwab;

         o        TD Waterhouse;

         o        Ameritrade

         o        U.S. Bancorp Investments; or

         o        U.S. Bancorp Private Client Group.

An exception to this requirement may only be granted under very limited circumstances, must be specifically authorized by the ICCC, a signed copy of the exception must be kept in your file, and you must submit reports of personal transactions.

AS AN EMPLOYEE OF USBAM, YOUR ABILITY TO CONDUCT PERSONAL SECURITIES TRANSACTIONS IS A

PRIVILEGE NOT A RIGHT. AT USBAM WE MUST PUT OUR FUNDS' AND CLIENTS' INTERESTS FIRST. PLEASE NOTE THAT THERE MAY BE TIMES WHEN YOU ARE UNABLE TO PRE-CLEAR OR EFFECT TRANSACTIONS BECAUSE THE SYSTEM IS UNAVAILABLE (OR FOR ANY OTHER REASON).

         A.       WHO IS COVERED BY THIS SECTION?
                  -------------------------------

         The potential for a conflict    --------------------------------------
of interest arises if you have access    ACCESS PERSONS typically include
to non-public information about our      trading and portfolio management
clients' or FUNDS' transactions or       assistants, sales and marketing,
holdings or about securities research    product, operations and IT employees.
and recommendations. This Code refers    RESTRICTED ACCESS PERSONS include
to employees with access to this kind    research analysts, traders,
of information as ACCESS PERSONS.        portfolio/fund managers, executive
ACCESS PERSONS generally include any     management, members of the Legal and
employees who are in a position to       Compliance Departments, and their
exploit information about client         executive or departmental assistants.
securities transactions or holdings.     EACH EMPLOYEE WILL BE ADVISED WITH
If you are actually involved in making   RESPECT TO THEIR STATUS AS AN ACCESS
investment recommendations to our        PERSON, RESTRICTED ACCESS PERSON OR
clients, participate in the              NON-ACCESS PERSON.
determination of which investment        --------------------------------------
recommendations will be made, have the
power to influence management of the Funds, or execute trades for any Fund or client accounts, this Code refers to you as a RESTRICTED ACCESS PERSON. This Personal Securities Transactions Section of the Code applies to you only if you are identified as either an ACCESS PERSON or RESTRICTED ACCESS PERSON. RESTRICTED ACCESS PERSONS are subject to all the requirements imposed on ACCESS PERSONS. RESTRICTED ACCESS PERSONS are also subject to certain other requirements.

         B.       WHICH SECURITIES AND ACCOUNTS ARE COVERED?
                  ------------------------------------------

         This Code applies to SECURITIES and accounts in which you have a BENEFICIAL INTEREST. Generally, you have a BENEFICIAL INTEREST in any SECURITY or account in which you have a financial interest or have or share investment discretion. There may be accounts in which you have a financial interest but do not have investment discretion. Because these accounts involve lower risks of a conflict with our clients, USBAM may exempt them from the pre-clearance or reporting obligations of the Code. These ACCOUNTS may include trust accounts and accounts over which you have given investment discretion to a third party. If you believe an exemption should apply to an ACCOUNT in which you have an interest, please contact the Compliance Department. Exceptions will be granted under very limited circumstances, must be specifically authorized by the ICCC, a signed copy of the exception must be kept in your file, and you must submit reports of personal transactions.
                                         --------------------------------------
         If you are an ACCESS PERSON,    Approval for INITIAL PUBLIC OFFERINGS
you must pre-clear transactions in       and PRIVATE PLACEMENTS will take into
SECURITIES, with the Compliance          account, among other factors, whether
Department:                              the investment opportunity should be
                                         reserved for clients and whether the
         1. Publicly traded SECURITIES   opportunity is being offered to the
            (including options and       ACCESS PERSON by virtue of his or her
            futures on SECURITIES);      relationship to USBAM or any fund
                                         sponsored or managed by USBAM.
                                         --------------------------------------

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                  2.       Privately placed SECURITIES (including options on
                           SECURITIES);

                  3.       INITIAL PUBLIC OFFERINGS; and

                  4. Debt New Issue Offerings, corporate and municipal bonds.

                  Transactions, except   --------------------------------------
                  those involving        Only day orders will be approved. Good
                  PRIVATE PLACEMENTS,    until cancelled (GTC), stop loss, and
                  must be executed by    similar orders are not permitted.
                  THE CLOSE OF THE       Limit orders must be executed the day
                  NYSE THE SAME DAY      approved.
                  APPROVAL IS GIVEN.     --------------------------------------
                  If a transaction is not executed that day, a new approval must be obtained from the Compliance Department.

         TRANSACTIONS IN THE FOLLOWING EXEMPT SECURITIES DO NOT REQUIRE REPORTING OR PRE-CLEARANCE:

                  1.       Direct obligations of the Government of the United
                           States;

                  2. Bankers' acceptance, bank certificates of deposit, commercial paper;

                  3. High-quality short-term debt instruments including repurchase agreements;

                  4. Shares of open-end mutual funds for which USBAM does not serve as investment adviser or sub-adviser; and

                  5.       First American Money-Market Funds

         In addition, while the transactions in the securities listed below require pre-clearance, they will normally be approved in the absence of special circumstances. Pre-clearance is essential for compliance with federal securities laws. Failure to pre-clear these or any other transaction under the Code will be treated as a serious violation of the Code. In addition, transactions in these securities are not subject to a BLACKOUT PERIOD.

                  1. SECURITIES whose performance are directly tied to a broad-based, publicly traded market basket or index of stocks (e.g., SPDRS, QQQ, Diamonds);

                  2. U.S. Bancorp stock, except during a blackout period when trading of U.S. Bancorp stock by its employees is restricted;

                  3.       Shares of issuers included in the S&P 100;

                  4. Shares of issuers included in the S&P 500 stocks by ACCESS PERSONS WHO ARE NOT RESTRICTED ACCESS PERSONS in amounts less than $25,000 in any single trading day; and

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                  5.       SHARES of issuers included in the Russell 1000 stocks
                           by ACCESS PERSONS WHO ARE NOT RESTRICTED ACCESS PERSONS in amounts less than $10,000 in any single trading day.

         C.       WHAT TYPES OF TRANSACTIONS REQUIRE REPORTING BUT NOT
                  ----------------------------------------------------
                  PRE-CLEARING?
                  -------------          --------------------------------------
                                         BLACKOUT PERIODS are periods when you
         PRE-CLEARANCE and BLACKOUT      may not be permitted to buy or sell a
         PERIODS do not apply to the     SECURITY. See Section E, below.
         following transactions:         --------------------------------------

                  1. Purchases which are part of an automatic dividend reinvestment plan ("DRIP");

                  2. Purchases of an employer's stock under an employer-sponsored plan (including the employer of a spouse or registered domestic partner);

                  3. Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent the rights were acquired from the issuer; and any sales of these rights;

                  4. Purchases or sales that are non-volitional on the part of the ACCESS PERSON, including purchases or sales upon exercise of puts or calls written by the person (please note that you are prohibited from engaging in short-term trading), non-volitional sales from a margin account pursuant to a bona fide margin call; purchases or sales as part of divorce settlement or decree, and any other purchases or sales as determined by the Compliance Department upon request;

                  5. Purchases or sales of units of common/collective trust funds; and

                  6. Transactions in derivative SECURITIES linked to physical commodities, such as exchange-trade futures contracts on physical commodities, options on such contracts and over-the-counter derivatives related to physical commodities.

                  7. Purchases and sales of First American Funds that are not through an automatic investment plan, and that are not otherwise reported electronically, must be reported to the Compliance Department in writing.

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         D.       WHAT ARE THE RESTRICTIONS ON TRADING SHARES OF THE FIRST
                  --------------------------------------------------------
                  AMERICAN FUNDS?
                  ---------------

         USBAM discourages excessive trading of any non-money market series of the FUNDS. As described in the FUNDS' prospectuses, the FUNDS' Board of Directors has adopted policies and procedures designed to detect and deter trading in the FUNDS' shares that may disadvantage long-term FUND shareholders. As a part of these policies and procedures, USBAM monitors all employees' trading of non-money market series of the FUNDS, including trading that occurs in your 401(k) account.,

         E.       WHAT ARE BLACKOUT PERIODS?
                  --------------------------

         Because of the potential for a conflict of interest, USBAM has established certain BLACKOUT PERIODS when ACCESS PERSONS are not permitted to effect transactions in certain SECURITIES:

                  1. ACCESS PERSONS who are members of IAG may not buy or sell any SECURITY on the same business day as any IAG client of USBAM or FUNDS.

                  2. ACCESS PERSONS who are members of PAM may not buy or sell any SECURITY (i) on the same business day as the FUNDS; or (ii) within 24 hours of that SECURITY being the subject of a change in ACE.

                  3. RESTRICTED ACCESS PERSONS of IAG may not buy or sell any SECURITY for a period of 5 business days before or after any client account or the FUNDS (i) for which the RESTRICTED ACCESS PERSON is the portfolio/fund manager or has the power to influence management; or
         (ii) for which the RESTRICTED ACCESS PERSON is involved in making investment recommendations, participates in determining which investment recommendations will be made, or executes trades.

                  4. RESTRICTED ACCESS PERSONS of PAM may not buy or sell any SECURITY for a period of 5 business days before or after any client account (i) for which the RESTRICTED ACCESS PERSON is the portfolio/fund manager or has the power to influence management; or
         (ii) for which the RESTRICTED ACCESS PERSON is involved in making investment recommendations, participates in determining which investment recommendations will be made, or executes trades.

         Transactions for the accounts of our clients are confidential and may contain market sensitive data. Portfolio managers (whether IAG or PAM), trading personnel and others shall maintain the confidentiality of such information and should only disclose transactional and holdings information on a need-to-know basis.

         F.       ARE THERE ANY RESTRICTIONS ON SHORT-TERM TRADING?
                  -------------------------------------------------

         RESTRICTED ACCESS PERSONS are   --------------------------------------
prohibited from profiting from a         This prohibition may limit your
purchase and sale, or sale and           ability to use options and futures
purchase, of the same SECURITY (other    strategies. In addition, special rules
than EXEMPT SECURITIES and derivative    apply to roll transactions. Prior to
SECURITIES linked to physical            engaging in these types of
commodities) WITHIN 60 CALENDAR DAYS.    transactions you should consult with
The                                      the Compliance Department.
                                         --------------------------------------

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restriction may be waived by the Compliance Department in special circumstances provided that the transaction would not be inconsistent with the expressed purpose of this Code and any client transaction.

         G.       ARE THERE ANY PROHIBITIONS FOR PERSONAL TRADING IN SMALL-MID
                  ------------------------------------------------------------
                  CAP STOCKS?
                  -----------

         No, unless you are a Fund Manager, Analyst or Trader for any series of the equity FUNDS. Fund Managers, Analysts and Traders of the equity FUNDS are prohibited from buying SECURITIES of companies with a market capitalization of $10 billion or less, except as may be approved by the CIO (or the Head of Equities). In addition to approval from the CIO (or the Head of Equities), the employee must still pre-clear through regular Compliance pre-clearance procedures, all purchases and sales of such securities prior to trading.

         H.       WHAT REPORTS AND DISCLOSURES DO ACCESS PERSONS NEED TO MAKE?
                  ------------------------------------------------------------

         In order to ensure that the provisions of this Code are being observed, each ACCESS PERSON is required to make the following disclosures to USBAM:

         1.       ACCOUNTS DISCLOSURE.   --------------------------------------
                  Within 10 calendar     Account and holdings disclosure
                  days of becoming an    requirements may be satisfied
                  ACCESS PERSON, and     electronically. You will be asked to
                  within 45 days of      certify electronically your
                  the end of each        account/holdings disclosures annually.
                  calendar year, you     --------------------------------------
                  must disclose all accounts in which you have a BENEFICIAL INTEREST.

         2. INITIAL HOLDINGS DISCLOSURE. Within 10 calendar days of becoming an ACCESS PERSON, you must disclose all personal holdings of SECURITIES in which you have a BENEFICIAL INTEREST to the Compliance Department in writing.

         3. ANNUAL HOLDINGS DISCLOSURE. If you maintain your accounts at an approved broker you must certify within 45 days of the end of each calendar year that the electronic record of your holdings provided by your broker is complete and accurate. If you do not maintain
                  your account with an   --------------------------------------
                  approved broker you    Annual reporting requirements include
                  must within 45 days    holdings in DRIP programs, purchases
                  of the end of each     of stock under an employer-sponsored
                  calendar year,         plan, purchases effected upon the
                  disclose all           exercise of rights and non-volitional
                  personal holdings of   purchases or sales, such as the
                  SECURITIES in which    exercise of options.
                  you have a             --------------------------------------
                  BENEFICIAL INTEREST to the Compliance Department in writing.

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         4.       DUPLICATE CONFIRMATIONS. Each ACCESS PERSON must instruct each broker-dealer carrying an account in which he or she has a BENEFICIAL INTEREST to send to USBAM a duplicate copy of all transaction confirmations generated for the account. We have arranged to receive electronic copies of trade confirmations from the approved brokers.

          5. QUARTERLY TRANSACTION STATEMENTS. You must certify quarterly all SECURITIES transactions other than transactions in exempt securities for
                  accounts in which      --------------------------------------
                  you have BENEFICIAL    Approved brokers who provide
                  INTEREST during the    electronic reporting services are:
                  previous quarter.      Ameritrade, E*Trade, Fidelity
                  (In the event no       Investments, Merrill Lynch, Piper
                  reportable             Jaffray, Schwab, TD Waterhouse, U.S.
                  transactions           Bancorp Investments, and U.S. Bancorp
                  occurred during the    Private Client Group.
                  quarter, the report    --------------------------------------
                  should be so noted.) Quarterly reports must be made no later than 30 days after the end of the calendar quarter.

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INSIDER TRADING POLICY AND PROCEDURES

         It is a violation of the trust of our clients and of federal securities laws to trade on the basis of material nonpublic information when one owes a duty of trust or confidence to the source of the information or when one has misappropriated the information in breach of a duty of trust or confidence.

         Persons who fraudulently misuse material nonpublic information are subject to individual civil and criminal penalties (including imprisonment), SEC administrative actions and discipline including fines and suspension from the industry, and USBAM disciplinary sanctions that may include reprimands, fines or dismissal from employment. In addition, USBAM employees who fraudulently misuse material nonpublic information subject USBAM to potential civil and criminal penalties as well as regulatory sanctions.

         A.       INSIDER TRADING IS PROHIBITED.
                  ------------------------------

         Officers, directors and employees of USBAM must preserve the confidentiality of any MATERIAL NON-PUBLIC INFORMATION that they become aware of and, while in possession of material nonpublic information, must abstain from trading until the inside information is publicly disclosed. If you believe that you possess MATERIAL NON-PUBLIC INFORMATION you must take the following steps:

         o Immediately inform the Legal or Compliance Department and follow the instructions given by the Legal or Compliance Department.

         o You must not disclose material nonpublic information to any person unless authorized to do so by USBAM's legal counsel (including the Legal Department or outside counsel).

         o While in possession of material nonpublic information, you must not purchase or sell or recommend or direct the purchase or sale of that security (or related SECURITIES) for any USBAM client, USBAM (including its affiliates), yourself, any account in which you have a BENEFICIAL INTEREST, or any other person.

         o Material non-public information must be disseminated to the general public before you are permitted to enter into transactions in the affected security. Whether material non-public information meets this standard may only be determined by USBAM's legal counsel (including the Legal Department or outside counsel).

         o The foregoing prohibitions apply not only to the SECURITIES of the issuers to which the material nonpublic information is directly related but also to any other SECURITIES (for example, SECURITIES of companies in the same industry) that may reasonably be expected to be affected by the public disclosure of the material nonpublic information.

         In short, there are no circumstances in which any person who comes into possession of MATERIAL NONPUBLIC INFORMATION, by whatever means (whether USBAM business, happenstance or any other means), may use that information to trade for personal benefit or for the benefit of any advisory client (including mutual funds).

       FOR ADDITIONAL INFORMATION ON INSIDER TRADING PROCEDURE, YOU SHOULD
                  CONTACT THE LEGAL OR COMPLIANCE DEPARTMENTS.

 IF THERE IS EVER A QUESTION WITH RESPECT TO WHETHER INFORMATION IS MATERIAL OR
   PUBLIC, YOU SHOULD CONTACT THE COMPLIANCE OR LEGAL DEPARTMENT FOR ADVICE.

         B.       USBAM "INFORMATION BARRIERS" PROCEDURES.
                  ----------------------------------------

         There are many circumstances where USBAM personnel may come into possession of material nonpublic information, including meetings with corporate management. In appropriate circumstances, the Legal or Compliance Departments may isolate material non-public information by imposing "information barriers" around the employee or employees who possess the information. These information barriers are designed to maintain the confidentiality of the information while, at the same time, permitting unaffected employees to continue to provide services to our clients. While the exact nature of an information barrier must take the specific circumstances into account, the following steps should be considered:

o        Placing the issuer or its securities on a restricted or watch list;
o Limiting participation by employees in meetings, conferences, or telephone calls to discuss; o Limiting written, electronic, and verbal communication about the issuer or its securities; o Limiting access to offices, computers, files and trading systems; and o Securing documents and records.

         The cardinal principle underlying USBAM's information barriers is that material nonpublic information must be treated as confidential and confined to those USBAM personnel who have a "need to know" the information. In some circumstances, information barriers may not be effective and the Legal or Compliance Departments may take other steps, including, if necessary, halting trading in the issuer or its securities by the FUNDS, other clients, and employees.

         Senior management of USBAM is responsible for the oversight of the procedures that control the flow of any material nonpublic information within USBAM, and between USBAM and its affiliates.

         C.       QUARTERLY CERTIFICATION.
                  ------------------------

         Every quarter you must certify that you have been in compliance and will continue to comply with the Insider Trading Policy and Procedures. The Quarterly Certification may be completed electronically on the form found on the Intranet.

OTHER CONFLICTS OF INTEREST

         A.       MAY I PROVIDE INVESTMENT ADVICE TO OTHERS?
                  ------------------------------------------

         You are prohibited from engaging in outside business or investment activities that may interfere with your duties with USBAM or potentially impair USBAM's reputation. For these reasons, you may not provide investment advice to anyone other than USBAM clients (including the FUNDS) without prior written authorization from the Legal or Compliance Department.

         B.       MAY I SERVE AS A DIRECTOR OF ANOTHER COMPANY?
                  ---------------------------------------------

         You are prohibited from serving as a member of the board of directors (or other advisory board) of any publicly traded company absent prior authorization by the ICCC and the FUNDS' Board of Directors. Authorization, when granted, will only be given if (i) the FUNDS' Board determines that service on a board is consistent with the interests of the FUNDS, and the FUNDS' shareholders; (ii) the ICCC determines that service of a board is consistent with the interest of USBAM and its clients; and (iii) both the FUNDS' Board and the ICCC determine that service on a board presents a limited potential for any conflict of interest (at the time of the determination or in the future). In addition, U.S. Bancorp has developed additional limitations on service on a board of directors by employees of USBAM. For additional information see U.S. Bancorp's Code of Ethics or USBAM's Compliance Department.

         C.       WHEN MAY I DISCLOSE CONFIDENTIAL INFORMATION?
                  ---------------------------------------------

         Information about our clients (including former clients) and fund shareholders, for example, their identities, financial circumstances and holdings, is highly confidential. So is information about our securities recommendations, pending transactions for a client or Fund, and Fund portfolio holdings. All of us at USBAM must keep confidential information in strict confidence. Confidential information must not be disclosed to anyone outside USBAM, including family members, except as required to effect securities transactions on behalf of a client or Fund or for other legitimate business purposes. You must observe USBAM's procedures to safeguard the security of any confidential information.

         D.       MAY I GIVE OR RECEIVE GIFTS?
                  ----------------------------

         USBAM, as a policy, follows     --------------------------------------
U.S. Bank's policy regarding gifts. As   The Compliance Department shall
a general rule, you must not solicit,    periodically review such records and
allow yourself to be solicited, or       provide Department heads with
accept gifts, entertainment, or other    exceptions.
gratuities intended to or appearing to   --------------------------------------
influence decisions or favors toward
USBAMs business to or from any client, potential client, USBAM vendor or potential vendor. You may not give or accept individual gifts with a value exceeding $100, even if the gift does not oblige or influence you, or is not intended to influence another. Notwithstanding this, you may accept or provide reasonable business meals and entertainment if the client, potential client USBAM vendor or potential vendor is physically present at the business meal or entertainment. In the event that any such business meal or entertainment has a value exceeding $100 per person you must promptly report the meal or entertainment to your department head, who shall maintain a record of such meals and entertainment.

          Every quarter you must certify that you have been in compliance and will continue to comply with the USBAM's and U.S. Bank's policies regarding gifts. The quarterly certification may be completed electronically on the form found on the Intranet.

         A waiver to accept gifts, entertainment or other gratuities, and to attend events that fall outside this gift policy may be granted if a significant benefit would accrue to USBAM. A waiver may be granted by your department head and will be recorded by the Compliance Department.

         A copy of the Bank's policy is available on the intranet.

         E.       MAY I MAKE POLITICAL AND CHARITABLE CONTRIBUTIONS?
                  --------------------------------------------------

         You must not make political contributions for the purposes of obtaining or retaining advisory contracts with government entities. In soliciting political or charitable donations from various people in the business community, you must never allow the present or anticipated business relationships with USBAM or any of its affiliates to be a factor in soliciting any contributions.

ENFORCEMENT OF THE CODE AND SANCTIONS

         This Code has been adopted by USBAM and is administered by the Compliance Department under the authority of the Internal Compliance Control Committee ("ICCC"). USBAM's Chief Compliance Officer regularly reports on the operation of the Code and any changes he or she believes appropriate. In addition, the Chief Compliance Officer will promptly report any material violations of the Code, the results of any investigation he or she has conducted, and recommend sanctions to the ICCC. The ICCC may delegate the enforcement of immaterial breaches of the Code to the Chief Compliance Officer subject to his or her making a report of those violations and the actions at the next quarterly meeting of the ICCC

         In considering actions to       --------------------------------------
enforce the Code, the ICCC will          Transaction costs associated with an
consider all of the relevant facts and   action and any loss realized on the
circumstances of the incident and the    transaction must be borne by the
employee's prior record of compliance    responsible employee. Gains from an
with the Code. Following its review,     ICCC sanction must be transferred to
the ICCC may impose sanctions as it      an account maintained by USBAM, for
deems appropriate, including oral        distribution to charity.
reprimand, a letter of censure, a        --------------------------------------
fine, a reduction in salary or
position, suspension without pay, termination of personal trading privileges, and/or termination of the employment of the violator. A violator will be obligated to pay any sums due resulting from a violation by a member of his/her immediate family.

         The imposition of sanctions under this Code does not preclude the imposition of additional sanctions by the FUNDS' Board of Directors and cannot be deemed a waiver of any rights by any FUND or client. In addition to sanctions that may be imposed, persons who violate this Code may be subject to various penalties and sanctions including, for example, injunctions, treble damages, disgorgement of profits, fines of up to three times the profit gained or loss avoided (whether or not the violator actually benefited), and jail sentences.

REPORTING TO THE BOARD
----------------------

         No less frequently than annually, the Chief Compliance Officer shall submit to the Board of Directors a written report that describes any issues that have arisen under the Code (including procedures implementing the Code) since the last report to the Board of Directors, including, but not limited to, information about any material violations of the Code or procedures and sanctions imposed in response to any material violations. The Chief Compliance Officer shall also certify, in writing to the Board of Directors, that USBAM has adopted procedures reasonably necessary to prevent Access Persons and Restricted Access Persons from violating the Code.

GLOSSARY

A. ACCESS PERSONS means any directors or officer of USBAM, as well as any employee who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund. See also RESTRICTED ACCESS PERSON.

B. ACE means the Active Core Equity Guidance Process that PAM offers to its portfolio managers and that is described in the PAM Active Core Equity Guidance Composite Performance Policy & Procedures (Implemented 1/1/04) by the IPC.

C. BENEFICIAL OWNERSHIP of a Security is to be determined generally in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 ("1934 Act"). This means that persons should generally consider themselves the "Beneficial Owner" of any Security in which they have a direct or indirect financial interest. In addition, persons should consider themselves the "Beneficial Owner" of any Security held by their spouse, minor children, relatives who share their home, or other persons by reason of any contract, arrangement, understanding, or relationship that provides them with sole or shared voting or investment power over that SECURITY.

         Although the following list is not exhaustive, under the 1934 Act and this Code, a person generally would be regarded to be the "Beneficial Owner" of the following SECURITIES:

                  (1)      SECURITIES held in the person's own name;

                  (2) SECURITIES held with another in joint tenancy, community property, or other joint ownership;

                  (3) SECURITIES held by a bank or broker as nominee or custodian on such person's behalf or pledged as collateral for a loan;

                  (4) SECURITIES held by members of the person's immediate family sharing the same household ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships and also includes a registered domestic partner);

                  (5) SECURITIES held by a relative not residing in the person's home if the person is a custodian, guardian or otherwise has or shares control over the purchase, sale, or voting of the Securities;

                  (6) SECURITIES held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

                  (7) SECURITIES held by a trust for which the person serves as a trustee (other than an administrative trustee with no investment discretion);

                  (8) SECURITIES held by a general partnership or limited partnership in which the person is a general partner;

                  (9) SECURITIES owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio Securities (other than a registered investment company);

                  (10) SECURITIES in a portfolio giving the person certain performance-related fees; and

                  (11) SECURITIES held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

D. BLACKOUT PERIODS means the time period during which buying or selling a security is prohibited. See Section E under Personal Securities Transactions.

E. CONTROL shall have the meaning as set forth in Section 2(a)(9) of the 1940 Act. For example, "control" means the power to exercise a controlling influence over the management or policies of a company. Beneficial Ownership of more than 25% of the voting securities of a company is presumed to be "control" of that company.

F.       EXEMPT SECURITY includes:

         o        Direct obligations of the Government of the United States;

         o Bankers' acceptances, bank certificates of deposit, commercial paper;

         o High-quality short-term debt instruments including repurchase agreements;

         o Shares issued by registered open-end investment companies for which USBAM does not serve as investment adviser or subadviser;

         o        Shares of any money market series of the FUNDS.

G.       FUNDS means the First American Funds, Inc.

H. IAG means the Institutional Advisory Group of USBAM, which is responsible for the management of separate accounts for instititional clients as well as funds registered with the SEC.

I. INITIAL PUBLIC OFFERING means an offering of Securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act.

J.       MATERIAL NON-PUBLIC INFORMATION

         Information is "material" if it has "market significance" in the sense that disseminating the information is substantially likely to affect the market price of any outstanding securities, or is substantially likely to be considered important by reasonable investors in deciding whether to trade the securities. Information is not considered "public" unless it has been reported in the news media, revealed by the issuer in a public forum, discussed in a publicly disseminated research report, or otherwise made publicly available.

         Examples of potentially "material" information that should be reviewed carefully to determine whether they are material in the context of a particular situation include:

         o Information about any First American Fund's or client account's portfolio holdings, trading strategies, and securities transactions;

         o Earnings information, including new or changed earnings estimates;

         o Mergers, acquisitions, tender offers, joint ventures, or changes in assets;

         o New products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);

         o Significant corporate developments, such as results of tests regarding safety or effectiveness of products that may impact regulatory approvals (e.g., FDA testing);

         o        Changes in control or in management;

         o Auditor resignation, change in auditors, or auditor notification that the issuer may no longer rely on an auditor's audit report;

         o Events regarding the issuer's securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, changes in debt ratings, advanced refundings, public or private sales of additional securities,including Private Investments in Public Entities -- "PIPES";

         o        Bankruptcies or receiverships;

         o        Status of union or other significant contract negotiations;

         o Confidential government information relating to government-issued securities;

         o        Major litigation; and

         o Any other significant information that would have an impact on the price of a company's securities.

K. PRIVATE PLACEMENT means an offering that is exempt from registration under the Securities Act of 1933 ("1933 Act") pursuant to Section 4(2) or Section 4(6), or pursuant to rule 504, rule 505 or rule 506 under the 1933 Act.

L. PAM means the Private Asset Management Group of USBAM, which, generally, is responsible for the management of client assets for U.S. Bank's Institutional Trust and Custody group as subadviser (PAM may also manage separate accounts for high net worth clients).

M. RESTRICTED ACCESS PERSON means any ACCESS PERSON who is actually involved in making investment recommendations to USBAM clients, participate in the determination of which investment recommendations will be made, or has the power to influence management of the FUNDS, or execute trades for any FUND or client accounts. RESTRICTED ACCESS PERSONS generally include research analysts, traders, portfolio/fund managers, executive management of USBAM, members of the Legal and Compliance Departments, and their executive or departmental assistants.

N. "SECURITY" or "SECURITIES" shall include all the instruments set forth in Section 2(a)(36) of the 1940 Act, i.e., any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a `Security' or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. For purposes of this Code, "SECURITY" or "SECURITIES" shall also include any futures contract, option on a futures contract, forward agreement, SWAP agreement (including caps, floors, and collars), and any other derivative instrument. "SECURITY" or "SECURITIES" shall not include checking and other demand or time deposits maintained at a bank or similar financial institution.

                                    EXHIBIT 1

                     ACKNOWLEDGMENT AND AGREEMENT TO COMPLY

By signing this Acknowledgement and Agreement to Comply I certify the following:

o I have also read and understand the Code of Ethics, (the "Code") and have had an opportunity to ask any questions that I may have had concerning the Code.

o I understand that I am responsible for complying with the Code and agree to comply.

o I agree that I will not execute any prohibited transactions or trade without obtaining the necessary pre-clearance.

o        I agree that I will not trade on the basis of insider information.

o I agree to comply with USBAM's policies regarding other conflicts of interest, including its Gift Policy.

o I also understand that the Legal and Compliance Departments can assist me with questions I may have concerning the Code. I agree to contact them if I have any questions concerning the Code or the interpretation or application of the Code to a particular situation.

o I understand that my compliance with this Code and all applicable laws is a condition of my employment with U.S. Bancorp Asset Management, Inc. ("USBAM").

o I have reported all material violations of the Code within the scope of my knowledge to the appropriate officer of USBAM.

o I understand that my violation of the Code may subject me to personal civil and criminal liability, regulatory fines and/or suspensions. I also understand that my violation of the Code subject USBAM to civil and criminal liability as well as regulatory discipline.




-----------------------------------------------------
    Print Name Legibly



-----------------------------------------------------
   Signature



-----------------------------------------------------
   Date

                                    EXHIBIT 2

                           CODE OF ETHICS CONTACT LIST

If you think you or any other employee has violated the Code of Ethics, please call:

David Lui, Chief Compliance Officer: 612-303-4772 : Fax 612-303-4767 Charles Manzoni, General Counsel, Legal: 612-303-4241: Fax 612-303-4223 Tom Schreier, CEO, U.S. Bancorp Asset Management: 612-303-6403

Please contact the following people with any questions concerning:

Code of Ethics Policy and Procedures:
-------------------------------------
Julie Von Arx, Director of Compliance, Advisory: 612-303-4773
Jason Mitchell, Code of Ethics Analyst: 612-303-3770: Fax 612-303-4362 Kevin Roellinger, Code of Ethics Analyst: 612-303-4709
USBAMCodeofEthics@usbank.com
----------------------------

Insider Trading:
----------------
Jay Aslani, Director of Compliance, Distribution: 612-303-3884

Portfolio Compliance:
---------------------
Dexter Buck, Director of Compliance, Portfolio: 612-303-7566
Mark Corns, Fixed Income Manager: 612-303-4774
Wes Blosser, Equity Manager: 612-303-7959